Exhibit 99.1
Mirum Pharmaceuticals Reports Third Quarter 2026 Financial Results and Provides Business Update
–Q3 2026 net product sales of $185.7 million; 2026 net product sales guidance increased to $715 million to $720 million
–Received U.S. FDA approval of and launched ATEBRIOZ® for FOP
–Announced three positive readouts setting up planned regulatory submissions for LIVMARLI®, ATEBRIOZ and brelovitug
–Received U.S. FDA Orphan Drug Designation for brelovitug in HDV
–Conference call to provide business updates today, November 3 at 1:30 p.m. PT / 4:30 p.m. ET
FOSTER CITY, Calif. – November 3, 2026 – Mirum Pharmaceuticals, Inc. (Nasdaq: MIRM), a leading rare disease company, today reported financial results for the third quarter 2026 and provided a business update.
“The third quarter was an important period of execution for Mirum, with the approval and launch of ATEBRIOZ and positive Phase 3 results across our late-stage rare liver portfolio,” said Chris Peetz, Chief Executive Officer of Mirum. “Positive results from AZURE-1 and additional data we’ll be sharing at AASLD reinforce the potential of brelovitug to become an important new treatment for chronic HDV, while EXPAND results support the potential to bring LIVMARLI to more patients living with rare cholestatic liver diseases, including biliary atresia. Together with continued momentum across our commercial business, these milestones position Mirum for another meaningful inflection with five potential upcoming approvals and label expansions.”
Q3 and Recent Highlights
Commercial: Raising Full-Year Net Product Sales Guidance to $715 Million to $720 Million
•Third quarter 2026 global net product sales of $185.7 million.
•Third quarter 2026 LIVMARLI® net product sales were $133.4 million, representing 45% growth over third quarter 2025 net product sales.
•Third quarter 2026 Bile Acid Medicines net product sales were $52.3 million, representing 28% growth over third quarter 2025 net product sales.
Pipeline: Executing Across Multiple Milestones
•Received U.S. FDA approval of and launched ATEBRIOZ® (zilurgisertib) to reduce the volume of total new heterotopic ossification (HO) in adult and pediatric patients aged 12 years and older with fibrodysplasia ossificans progressiva (FOP).
•Reported positive results from Cohort 2 of the PROGRESS study of ATEBRIOZ (zilurgisertib) in pediatric patients aged 6 to <12 years with FOP.
•Reported LIVMARLI (maralixibat) EXPAND Phase 3 study in additional rare cholestatic conditions, including biliary atresia, met the primary endpoint and achieved statistical significance across all prespecified secondary endpoints.
•Reported brelovitug AZURE-1 Phase 3 study in chronic hepatitis delta virus (HDV) met the primary endpoint. Full results from AZURE-1 will be presented in a late-breaking poster at the American Association for the Study of Liver Diseases’ (AASLD) The Liver Meeting® on November 8 at 1:00 p.m. MT.
•Reported positive 48-week data from the Phase 2b portion of the AZURE-1 study of brelovitug in HDV, demonstrating deepening viral suppression and increased rates of alanine aminotransferase (ALT) normalization. Full results will be presented in an oral presentation at The Liver Meeting on November 8 at 2:00 p.m. MT.
•Received U.S. FDA Orphan Drug Designation for brelovitug in HDV.
Upcoming Clinical & Regulatory Milestones
•Brelovitug AZURE-4 Phase 3 in HDV topline data expected in Q4 2026.
•Volixibat VANTAGE Phase 2b study in primary biliary cholangitis (PBC) topline data expected in Q1 2027.

•Volixibat New Drug Application (NDA) submission for primary sclerosing cholangitis (PSC) planned for H1 2027.
•LIVMARLI (maralixibat) EXPAND supplemental NDA (sNDA) submission planned for H1 2027.
•ATEBRIOZ (zilurgisertib) sNDA submission to expand the indication to pediatric patients aged 6 to <12 years planned for H1 2027.
•Brelovitug Biologics License Application (BLA) submission planned for H1 2027, subject to supportive AZURE-4 results.
•MRM-3379 BLOOM Phase 2 in fragile X syndrome (FXS) topline data expected in 2027.
Corporate & Financial: Strong Balance Sheet and Financial Independence
•Announced the appointment of Rob Myers, M.D., as Chief Medical Officer.
•Total revenue for the quarter ended September 30, 2026 was $185.7 million compared to $133.0 million for the quarter ended September 30, 2025.
•Total operating expenses were $245.5 million for the quarter ended September 30, 2026 compared to $130.4 million for the quarter ended September 30, 2025. Total operating expenses for the quarter ended September 30, 2026 included:
◦Cost of sales of $27.9 million, excluding intangible amortization and stock-based compensation expense.
◦Selling, general, and administrative expense of $70.4 million, excluding stock-based compensation expense.
◦Research and development expense of $93.6 million, excluding stock-based compensation expense, including $42.1 million for the development of brelovitug.
◦Non-recurring acquired in-process research and development (IPR&D) expense of $13.5 million.
◦$40.0 million of stock-based compensation, intangible amortization, and other non-cash expenses.
•Repurchased $20.0 million aggregate principal amount of Mirum’s 4.00% convertible senior subordinated notes due 2029, which represented approximately 25% of the outstanding notes.
•As of September 30, 2026, Mirum had unrestricted cash, cash equivalents, and investments of $500.5 million compared to $391.4 million as of December 31, 2025.
Business Update Conference Call
Mirum will host a conference call today, November 3 at 1:30 p.m. PT/4:30 p.m. ET, to provide business updates. Join the call using the following details:
Conference Call Details:
US/Toll-Free: +1 833 461 5787
International: +1 585 542 9983
Access Code: 414267773
You may also access the call via webcast by visiting the Investors section of Mirum’s corporate website. The archived webcast will be available for replay.
About LIVMARLI® (maralixibat) oral solution and LIVMARLI® (maralixibat) tablets
LIVMARLI® (maralixibat) is an orally administered, ileal bile acid transporter (IBAT) inhibitor approved by the U.S. Food and Drug Administration for two pediatric cholestatic liver diseases. It is approved for the treatment of cholestatic pruritus in patients with Alagille syndrome (ALGS) in the U.S. three months of age and older and in Europe for patients two months of age and older. It is also approved in the U.S. for the treatment of cholestatic pruritus in patients with progressive familial intrahepatic cholestasis (PFIC) 12 months of age and older and in Europe for the treatment of PFIC in patients three months of age and older. For more information for U.S. residents, please visit LIVMARLI.com.
LIVMARLI has received Breakthrough Therapy designation for ALGS and PFIC type 2 and orphan designation for the treatment of ALGS and PFIC. In October 2026, Mirum announced that the Phase 3 EXPAND study of maralixibat in additional rare cholestatic liver diseases, including biliary atresia, met its primary endpoint of improvement in cholestatic pruritus and all prespecified secondary endpoints with statistical significance.
To learn more about ongoing clinical trials with LIVMARLI, please visit Mirum’s clinical trials section on the company’s website.
IMPORTANT SAFETY INFORMATION
Limitation of Use: LIVMARLI is not for use in PFIC type 2 patients who have a severe defect in the bile salt export pump (BSEP) protein.

LIVMARLI can cause side effects, including:
Liver injury. Changes in certain liver tests are common in patients with ALGS and PFIC but can worsen during treatment. These changes may be a sign of liver injury. In PFIC, this can be serious or may lead to liver transplant or death. Your healthcare provider should do blood tests and physical exams before starting and during treatment to check your liver function. Tell your healthcare provider right away if you get any signs or symptoms of liver problems, including nausea or vomiting, skin or the white part of the eye turns yellow, dark or brown urine, pain on the right side of the stomach (abdomen), bloating in your stomach area, loss of appetite or bleeding or bruising more easily than normal.
Stomach and intestinal (gastrointestinal) problems. LIVMARLI can cause stomach and intestinal problems, including diarrhea and stomach pain. Your healthcare provider may advise you to monitor for new or worsening stomach problems including stomach pain, diarrhea, blood in your stool or vomiting. Tell your healthcare provider right away if you have any of these symptoms more often or more severely than normal for you.
A condition called Fat Soluble Vitamin (FSV) Deficiency caused by low levels of certain vitamins (vitamin A, D, E, and K) stored in body fat is common in patients with ALGS and PFIC but may worsen during treatment. Your healthcare provider should do blood tests before starting and during treatment and may monitor for bone fractures and bleeding which have been reported as common side effects.
US Prescribing Information
EU SmPC
Canadian Product Monograph
About ATEBRIOZ® (zilurgisertib) tablets
ATEBRIOZ® (zilurgisertib) tablets are a once-daily oral activin receptor-like kinase 2 (ALK2) inhibitor approved by the U.S. Food and Drug Administration (FDA) to reduce the volume of total new heterotopic ossification in adult and pediatric patients aged 12 years and older with fibrodysplasia ossificans progressiva (FOP). In people living with FOP, pathogenic variants in the ACVR1 gene result in abnormal activation of ALK2, leading to the formation of bone in muscles, tendons, ligaments and other soft tissues through a process known as heterotopic ossification (HO).
Mirum Pharmaceuticals, Inc. licensed zilurgisertib from Incyte for worldwide development and commercialization.
IMPORTANT SAFETY INFORMATION
ATEBRIOZ is contraindicated in pregnancy. ATEBRIOZ can cause fetal harm based on data from animal studies. Patients of reproductive potential should use effective contraception and should immediately discontinue ATEBRIOZ and contact their healthcare provider if pregnancy occurs.
US Prescribing Information
About CHOLBAM® (cholic acid) capsules
The FDA approved CHOLBAM® (cholic acid) capsules in March 2015, the first FDA-approved treatment for pediatric and adult patients with bile acid synthesis disorders due to single enzyme defects, and for adjunctive treatment of patients with peroxisome biogenesis disorder-Zellweger spectrum disorder. The effectiveness of CHOLBAM has been demonstrated in clinical trials for bile acid synthesis disorders and the adjunctive treatment of peroxisomal disorders. An estimated 200 to 300 patients are current candidates for therapy.
CHOLBAM (cholic acid) Indication
CHOLBAM is a bile acid indicated for
◦Treatment of bile acid synthesis disorders due to single enzyme defects.
◦Adjunctive treatment of peroxisomal disorders, including Zellweger spectrum disorders, in patients who exhibit manifestations of liver disease, steatorrhea, or complications from decreased fat-soluble vitamin absorption.
LIMITATIONS OF USE
The safety and effectiveness of CHOLBAM on extrahepatic manifestations of bile acid synthesis disorders due to single enzyme defects or peroxisomal disorders, including Zellweger spectrum disorders, have not been established.
IMPORTANT SAFETY INFORMATION
WARNINGS AND PRECAUTIONS – Exacerbation of liver impairment
Monitor liver function and discontinue CHOLBAM in patients who develop worsening of liver function while on treatment.

Concurrent elevations of serum gamma glutamyltransferase (GGT) and alanine aminotransferase (ALT) may indicate CHOLBAM overdose.
Discontinue treatment with CHOLBAM at any time if there are clinical or laboratory indicators of worsening liver function or cholestasis.
ADVERSE REACTIONS
The most common adverse reactions (≥1%) are diarrhea, reflux esophagitis, malaise, jaundice, skin lesion, nausea, abdominal pain, intestinal polyp, urinary tract infection, and peripheral neuropathy.
Please see full Prescribing Information for additional Important Safety Information.
About CTEXLI® (chenodiol) tablets
CTEXLI® (chenodiol) tablets are FDA-approved for the treatment of adults with cerebrotendinous xanthomatosis (CTX). Chenodiol is another name for chenodeoxycholic acid (CDCA). CDCA is a naturally occurring bile acid that was originally approved for the treatment of people with radiolucent stones in the gallbladder. CTEXLI was evaluated as part of the Phase 3 RESTORE study, the first and only clinical trial for CTX. CTX is a rare progressive disease that can affect the brain, spinal cord, tendons, eyes and arteries.
IMPORTANT SAFETY INFORMATION
CTEXLI can cause side effects, including:
Liver Injury: You will need to undergo laboratory testing before starting and while taking CTEXLI to check your liver function. Changes in certain liver tests may occur during treatment and may be a sign of liver injury. This can be serious. Stop taking CTEXLI immediately and tell your healthcare provider right away if you get any signs or symptoms of liver problems, including, stomach (abdomen) pain, bruising, dark-colored urine, feeling tired (fatigue), bleeding, yellowing of the skin and eyes, nausea, and itching.
Most Common Side Effects: Diarrhea, headache, stomach pain, constipation, high blood pressure, muscular weakness, and upper respiratory tract infection.
Tell your healthcare provider about all the medications that you take, as CTEXLI may interact with other medicines.
US Prescribing Information
About Volixibat
Volixibat is an investigational oral, minimally absorbed agent designed to selectively inhibit the ileal bile acid transporter (IBAT). Volixibat may offer a novel approach in the treatment of adult cholestatic diseases by blocking the recycling of bile acids through inhibition of IBAT, thereby reducing bile acids systemically and in the liver. Volixibat is currently being evaluated in Phase 2b studies for primary sclerosing cholangitis (PSC) (VISTAS study), and primary biliary cholangitis (PBC) (VANTAGE study).
In 2026, Mirum shared that the Phase 2b VISTAS study of volixibat in PSC met its primary endpoint, with statistically significant and clinically meaningful reductions in pruritus observed in patients treated with volixibat. Volixibat’s safety profile in the study was generally consistent with the known effects of IBAT inhibition. Volixibat has been granted FDA Breakthrough Therapy designation for the treatment of cholestatic pruritus due to PSC.
In 2024, Mirum announced positive interim results from the Phase 2b VANTAGE study of volixibat in PBC. No new safety signals were observed in the study. Volixibat has been granted FDA Breakthrough Therapy designation for the treatment of cholestatic pruritus due to PBC.
About Brelovitug
Brelovitug is an investigational, highly potent, pan-genotypic, fully human immunoglobulin G1 (IgG1) monoclonal antibody (mAb) that targets the surface antigen (anti-HBsAg) on both the hepatitis delta virus (HDV) and the hepatitis B virus (HBV). Brelovitug is designed to neutralize and remove hepatitis B and hepatitis D virions and deplete HBsAg-containing subviral particles. Brelovitug has FDA Breakthrough Therapy Designation for the treatment of chronic HDV and Orphan Drug Designation for the treatment of active hepatitis delta virus infection. Brelovitug also has PRIME and Orphan designations from the European Medicines Agency.
Brelovitug is currently being evaluated in the global Phase 3 AZURE clinical program. In September 2026, Mirum announced that the Phase 3 AZURE-1 study of brelovitug demonstrated strong antiviral activity in HDV and achieved the primary combined endpoint of virologic response and alanine aminotransferase (ALT) normalization at Week 24 in both dose arms. Longer-term, 48-week data from the Phase 2b portion of AZURE-1 demonstrated deepening viral suppression and increased rates of ALT normalization with continued treatment. Favorable safety and tolerability profiles were observed across these studies.
Mirum owns worldwide rights to brelovitug.
About MRM-3379
MRM-3379 is an in-licensed investigational oral therapy being evaluated for the treatment of Fragile X syndrome (FXS). It is a selective phosphodiesterase-4D (PDE4D) inhibitor designed to enhance cAMP signaling. MRM-3379 may offer a novel approach to improving cognition, language, and daily function in individuals with FXS. MRM-3379 has been granted FDA Fast Track designation for the treatment of FXS.
The BLOOM Phase 2 clinical study of MRM-3379 is currently underway in FXS. Males ages 16 to 45 will be randomly assigned to receive one of three dose levels of MRM-3379 or placebo for 12 weeks. An open-label cohort of boys ages 13 to 16 will receive the lowest dose, in order to explore effects of treatment in younger boys, closer to the age of diagnosis. The study’s primary endpoint is safety and tolerability, the key secondary endpoint is the NIH Toolbox Crystallized Cognition Composite (CCC), and several exploratory endpoints will assess potential effects on mood, behavior, and other symptoms that are relevant to this population. Mirum owns worldwide rights to MRM-3379.
About Mirum Pharmaceuticals
Mirum Pharmaceuticals (NASDAQ: MIRM) is a leading rare disease company with a global footprint of approved products and a broad pipeline of investigational medicines. Purpose-built to bring forward breakthrough medicines for people with overlooked conditions, Mirum focuses on rare liver and rare genetic diseases, where it has built deep expertise and strong connections to patient communities. The company’s commercial portfolio includes LIVMARLI® (maralixibat) for Alagille syndrome (ALGS) and progressive familial intrahepatic cholestasis (PFIC), ATEBRIOZ® (zilurgisertib) for fibrodysplasia ossificans progressiva (FOP), CHOLBAM® (cholic acid) for bile acid synthesis disorders and CTEXLI® (chenodiol) for cerebrotendinous xanthomatosis (CTX).
Mirum’s clinical-stage pipeline includes volixibat, an IBAT inhibitor in late-stage development for primary sclerosing cholangitis (PSC) and primary biliary cholangitis (PBC), brelovitug, a fully human monoclonal antibody in late-stage development for chronic hepatitis delta virus (HDV) and MRM-3379, a PDE4D inhibitor being evaluated for Fragile X syndrome (FXS).
Mirum’s success is driven by a team dedicated to advancing high impact medicines through strategic development, disciplined execution and purposeful collaboration across the rare disease ecosystem. Learn more at www.mirumpharma.com and follow Mirum on Facebook, LinkedIn, Instagram and X.

Forward-Looking Statements
Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements regarding, among other things, expanding commercial results for our approved medicines, including continued growth in year-over-year net product sales and increasing and achieving our 2026 financial guidance; the potential therapeutic benefits, clinical utility and intended mechanisms of action of our approved medicines and product candidates; our anticipated clinical, regulatory and commercial milestones in 2026 and 2027, including the results, enrollment, design, conduct and progress of our ongoing and planned studies for our approved medicines and product candidates; the timing and results of interim and topline analyses of our ongoing studies, and the timing and content of anticipated presentations and disclosures of clinical data; the occurrence, timing and results of our interactions with the FDA regarding maralixibat, volixibat, zilurgisertib and brelovitug, along with the timing of potential submission, review and approval of new or supplemental regulatory submissions; the impact of anticipated clinical, regulatory and commercial milestones on our business; the potential commercial launch of our product candidates and our approved medicines for additional indications, if approved; and the potential to expand patient access to our approved medicines. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Words such as “anticipate,” “expected,” “will,” “could,” “continue,” “would,” “guidance,” “target,” “intend,” “may,” “plan,” “potential” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon Mirum’s current expectations and involve assumptions that may never materialize or may prove to be incorrect. Actual results could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, which include, without limitation, risks and uncertainties associated with Mirum’s business in general, risks and uncertainties associated with pharmaceutical development and commercialization in general, the impact of geopolitical and macroeconomic events, and the other risks described in Mirum’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2026 and subsequent filings with the Securities and Exchange Commission. All forward-looking statements contained in this press release speak only as of the date on which they were made and are based on management’s assumptions and estimates as of such date. Mirum undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made, except as required by law.

Mirum, the Mirum logo and LIVMARLI are trademarks of Mirum Pharmaceuticals, Inc. and ATEBRIOZ is a trademark of Incyte Holdings Corporation.

Mirum Pharmaceuticals, Inc.
Condensed Consolidated Statement of Operations Data
(in thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025

Revenue:
Product sales, net	$185,721	$133,010	$521,846	$372,380
Operating expenses:
Cost of sales (1)	35,172	25,537	94,325	71,976
Research and development	107,931	42,960	296,369	130,071
Acquired in-process research and development	13,500	—	756,237	5,000
Selling, general and administrative	88,864	61,910	266,663	182,902
Total operating expenses (2)	245,467	130,407	1,413,594	389,949
(Loss) income from operations	(59,746)	2,603	(891,748)	(17,569)
Other income (expense):
Interest income	4,688	3,251	11,940	9,307
Interest expense	(1,606)	(3,606)	(7,840)	(10,791)
Other income (expense), net	16,436	395	(7,798)	2,589
Net (loss) income before provision for income taxes	(40,228)	2,643	(895,446)	(16,464)
Provision for (benefit from) income taxes	538	(262)	2,702	1,169
Net (loss) income	$(40,766)	$2,905	$(898,148)	$(17,633)
Net (loss) income per share, basic	$(0.62)	$0.06	$(14.35)	$(0.35)
Net (loss) income per share, diluted	$(0.87)	$0.05	$(14.35)	$(0.35)
Weighted-average shares of common stock used to compute net loss per share, basic	65,527,401	50,639,231	62,608,658	49,758,104
Weighted-average shares of common stock used to compute net loss per share, diluted	66,049,776	56,993,841	62,608,658	49,758,104

(1) Amounts include intangible amortization expense as follows:

Intangible amortization	$6,685	$5,894	$20,055	$17,682

(2) Amounts include stock-based compensation expense as follows:

Cost of sales	$554	$329	$1,363	$898
Research and development	14,296	5,676	52,712	18,529
Selling, general and administrative	18,459	12,122	67,283	32,971
Total stock-based compensation	$33,309	$18,127	$121,358	$52,398

Mirum Pharmaceuticals, Inc.
Condensed Consolidated Balance Sheet Data
(in thousands)
(Unaudited)

	September 30, 2026	December 31, 2025

Assets
Current assets:
Cash and cash equivalents	$243,188	$296,683
Short-term investments	130,499	86,644
Accounts receivable	156,348	123,330
Inventory	25,486	24,887
Prepaid expenses and other current assets	31,108	18,140
Total current assets	586,629	549,684
Restricted cash	1,735	1,482
Long-term investments	126,768	8,105
Intangible assets, net	275,649	260,921
Other noncurrent assets	35,832	22,621
Total assets	$1,026,613	$842,813
Liabilities and Stockholders’ (Deficit) Equity
Current liabilities:
Accounts payable	$13,646	$9,614
Holdback liabilities, current	24,800	—
Accrued expenses and other current liabilities	244,634	196,185
Total current liabilities	283,080	205,799
Operating lease liabilities, noncurrent	9,717	7,516
Convertible notes payable, net, noncurrent	731,250	309,797
Holdback liabilities, noncurrent	44,653	—
Other liabilities	12,099	5,011
Total liabilities	1,080,799	528,123
Commitments and contingencies
Stockholders’ (deficit) equity:
Preferred stock	—	—
Common stock	7	5
Additional paid-in capital	1,513,555	981,878
Accumulated deficit	(1,565,692)	(667,544)
Accumulated other comprehensive (loss) income	(2,056)	351
Total stockholders’ (deficit) equity	(54,186)	314,690
Total liabilities and stockholders’ (deficit) equity	$1,026,613	$842,813
Contacts
Investor Contact:
Andrew McKibben
ir@mirumpharma.com
Media Contact:
Meredith Kiernan
media@mirumpharma.com